Filed Pursuant to Rule 433

Registration Number 333-212685

¥42,000,000,000 0.30% Notes Due 2026

International Business Machines Corporation
October 27, 2016
Pricing Term Sheet

Issuer	International Business Machines Corporation
Issuer Ratings*	Aa3/AA-/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Form	Registered Form
Trade Date	October 27, 2016
Settlement Date**	November 2, 2016 (which is T+4 Tokyo business days)
Listing	Application will be made to list the Notes on the New York Stock Exchange
Sole Bookrunner	BNP Paribas
Sole Co-Manager	SMBC Nikko Securities America, Inc.
Principal Amount	¥42,000,000,000
Maturity	November 2, 2026
Interest Payment Dates	May 2 and November 2 of each year
First Payment Date	May 2, 2017
Yield to Maturity	0.30%
Coupon	0.30% (payable semi-annually)
Redemption	The Notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated October 26, 2016
Price to Public	100%
Underwriting Discount	0.35%
Proceeds to Issuer	¥41,853,000,000
Day Count	30/360
Minimum Denomination	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof
CUSIP / ISIN / Common Code	459200 JM4 / XS1512978112 / 151297811

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about November 2, 2016, which will be the fourth Tokyo business day following the date of this final term sheet (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next succeeding business day should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas toll-free at 1-800-854-5674.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on October 26, 2016 relating to its Prospectus dated July 26, 2016.